Exhibit 99.2

For Release: March 3, 2011
Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Phil Morgan, 402.458.3038

Nelnet, Inc. supplemental financial information for the fourth quarter 2010
(All dollars are in thousands, except per share amounts, unless otherwise noted)

The following information should be read in connection with Nelnet, Inc’s (the “Company’s”) press release for fourth quarter 2010 earnings, dated March 3, 2011 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

This earnings supplement contains forward-looking statements and information that are based on management’s current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company’s plans and expectations for future financial condition, results of operations or economic performance, or that address management’s plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements.  The words “may,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “assume,” “forecast,” “will,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.

The forward-looking statements are based on assumptions and analyses made by management in light of management’s experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances.  These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements.  These risks and uncertainties are described in the “Risk Factors” section included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the discussion of risks and uncertainties set forth elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and include such risks and uncertainties as:

•
risks related to the Company’s student loan portfolio, such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the Company’s student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the Federal Family Education Loan Program (the “FFEL Program” or “FFELP”) of the U.S. Department of Education (the “Department”), risks related to the use of derivatives to manage exposure to interest rate fluctuations, and potential losses from loan defaults, changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads;

•
risks related to the Company’s liquidity and funding requirements, including the Company’s ability to maintain credit facilities or obtain new facilities, the ability of lenders under the Company’s credit facilities to fulfill their lending commitments under these facilities, the Company’s ability to satisfy debt obligations secured by student loan assets and related collateral, and changes in the general interest rate environment and in the securitization markets for education loans which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to carry education loans;

•
risks from changes in the student loan and educational credit marketplace resulting from the implementation of, or changes in, applicable laws and regulations, including the discontinuance of private sector student loan originations under the FFEL Program effective July 1, 2010, and the Company’s ability to maintain its loan servicing contract with the Department of Education to service federally-owned student loans and to comply with servicing agreements with third party customers for the service of loans under the Federal Direct Loan and FFEL Programs;

•	risks from changes in the demand or preferences for educational financing and related services by educational institutions, students, and their families;

•	uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;

•	risks associated with litigation, complex government regulations, changes in general economic and credit market conditions, and related party transactions; and

•	uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company’s consolidated financial statements.

All forward-looking statements contained in this earnings supplement are qualified by these cautionary statements and are made only as of the date of this document.  Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company’s expectations, the Company disclaims any commitment to do so except as required by securities laws.

Reclassifications

Certain amounts previously reported have been reclassified to conform to the current period presentation. The reclassifications were made to change the income statement presentation to provide the users of the financial statements additional information related to the operating results of the Company. These reclassifications include:

•	Reclassifying the Company’s gains on debt repurchases to “gain on sale of loans and debt repurchases, net” which were previously included in “other income.”

•	Reclassifying costs incurred by the Company related to restructuring activities to “restructure expense,” which were previously included in “salaries and benefits” and “occupancy and communications.”

The reclassifications had no effect on consolidated net income or consolidated assets or liabilities.

Condensed Consolidated Statements of Operations

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)

Interest income:
Loan interest	$159,248	171,208	153,891	649,406	683,449
Amortization of loan premiums and deferred
origination costs	(10,180)	(11,921)	(18,558)	(50,731)	(73,529)
Investment interest	1,782	1,169	1,477	5,256	10,287
Total interest income	150,850	160,456	136,810	603,931	620,207

Interest expense:
Interest on bonds and notes payable	54,515	68,243	56,262	232,860	384,862

Net interest income	96,335	92,213	80,548	371,071	235,345
Less provision for loan losses	6,000	5,500	6,000	22,700	29,000

Net interest income after provision
for loan losses	90,335	86,713	74,548	348,371	206,345

Other income (expense):
Loan and guaranty servicing revenue	33,126	33,464	27,467	139,636	108,747
Tuition payment processing and campus commerce revenue	15,120	14,527	13,521	59,824	53,894
Enrollment services revenue	34,784	36,439	31,209	139,897	119,397
Software services revenue	4,481	4,624	4,740	18,948	21,164
Other income	6,122	9,432	6,171	31,310	26,469
Gain on sale of loans and debt repurchases, net	49,810	9,885	49,260	78,631	76,831
Derivative market value and foreign currency adjustments	39,518	(32,805)	5,265	3,587	(30,802)
Derivative settlements, net	(5,878)	(2,586)	479	(14,264)	39,286
Total other income	177,083	72,980	138,112	457,569	414,986

Operating expenses:
Salaries and benefits	43,320	41,085	37,963	166,011	151,285
Litigation settlement	—	55,000	—	55,000	—
Cost to provide enrollment services	21,802	23,709	18,718	91,647	74,926
Impairment expense	26,599	—	32,728	26,599	32,728
Restructure expense	—	4,751	1,354	6,020	7,982
Other expenses	39,553	35,742	32,281	158,209	138,712
Total operating expenses	131,274	160,287	123,044	503,486	405,633

Income (loss) before income taxes	136,144	(594)	89,616	302,454	215,698

Income tax (expense) benefit	(51,057)	226	(30,553)	(113,420)	(76,573)

Net income (loss)	$85,087	(368)	59,063	189,034	139,125

Earnings (loss) per common share:

Net earnings (loss) - basic	$1.76	(0.01)	1.18	3.82	2.79

Net earnings (loss) - diluted	$1.75	(0.01)	1.18	3.81	2.78

Dividends per common share	$0.49	0.07	0.07	0.70	0.07

Weighted average shares outstanding - basic	48,118,000	48,938,333	49,639,329	49,127,934	49,484,816

Weighted average shares outstanding - diluted	48,318,807	48,938,333	49,838,374	49,326,686	49,685,143

Condensed Consolidated Balance Sheets

	As of	As of	As of
	December 31,	September 30,	December 31,
	2010	2010	2009
		(unaudited)

Assets:
Student loans receivable, net	$23,948,014	24,436,162	23,926,957
Student loans receivable - held for sale	84,987	2,109,440	—
Cash, cash equivalents, and
investments (trading securities)	327,037	349,443	338,181
Restricted cash and investments	757,285	747,234	717,233
Goodwill	117,118	143,717	143,717
Intangible assets, net	38,712	43,352	53,538
Other assets	620,739	757,231	696,801
Total assets	$25,893,892	28,586,579	25,876,427

Liabilities:
Bonds and notes payable	$24,672,472	27,391,188	24,805,289
Other liabilities	314,787	350,777	286,575
Total liabilities	24,987,259	27,741,965	25,091,864

Shareholders' equity	906,633	844,614	784,563

Total liabilities and shareholders' equity	$25,893,892	28,586,579	25,876,427

OVERVIEW

The Company is an innovative education services company focused primarily on providing fee-based processing services and quality education-related products and services in four core areas: loan financing, loan servicing, payment processing, and enrollment services (education planning). These products and services help students and families plan, prepare, and pay for their education and make the administrative and financial processes more efficient for schools and financial organizations. In addition, the Company earns net interest income on a portfolio of federally insured student loans.

The Company has certain business objectives in place that include:

•	Continue to grow and diversify fee-based revenue
•	Manage operating costs
•	Maximize the value of existing portfolio
•	Use liquidity to capitalize on market opportunities

Achieving these business objectives, as well as significant legislation changes in the student loan industry as discussed below, has impacted and will continue to impact the financial condition and operating results of the Company. Each of these items are discussed below.

Recent Developments

Litigation Settlement

During 2010, the Company entered into an agreement to settle all claims associated with the previously disclosed “qui tam” action brought by Jon H. Oberg on behalf of the United States of America. As a result of the settlement, the Company recorded a $55.0 million pre-tax charge during the third quarter of 2010. On November 3, 2010, the Company paid the $55.0 million settlement. The Company expects that the Internal Revenue Service (the “IRS”) will review the settlement agreement as part of its normal procedures for settlements with government agencies, to determine if the payments are deductible as ordinary and necessary business expenses. While the Company believes that the payments are fully deductible under applicable tax law, the IRS may not agree with that position.

The Company believed it had strong defenses to the Oberg Complaint, but entered into the settlement agreement in order to eliminate the uncertainty, distraction, and expense of a trial.

Legislation – FFELP

On March 30, 2010, President Obama signed into law the Reconciliation Act of 2010.  Effective July 1, 2010, this law prohibits new loan originations under the FFEL Program and requires that all new federal loan originations be made through the Federal Direct Loan Program.  The new law does not alter or affect the terms and conditions of existing FFELP loans.

As a result of the Reconciliation Act of 2010, the Company no longer originates new FFELP loans. As such, subsequent to 2010, the Company will no longer recognize a gain from originating and subsequently selling FFELP loans to the Department under the Department’s Purchase Program. During 2010 and 2009, the Company recognized pre-tax gains of $33.8 million and $36.6 million, respectively, from selling $2.1 billion of FFELP loans to the Department during each of these years under the Purchase Program.

In addition, as a result of the Reconciliation Act of 2010, net interest income on the Company’s existing FFELP loan portfolio, as well as fee-based revenue from guarantee and third party FFELP servicing and education loan software licensing and consulting fees related to the FFEL Program, will decline over time as the Company’s and the Company’s customers’ FFELP loan portfolios are paid down.  During 2010 and 2009, the Company recognized approximately $377 million and approximately $247 million, respectively, of net interest income on its FFELP loan portfolio; approximately $101 million and approximately $100 million, respectively, in guarantee and third party FFELP servicing revenue; and approximately $8 million and approximately $7 million, respectively, in education loan software licensing and consulting fees related to the FFEL Program.

Due to the legislative changes in the student loan industry, the Company believes there will be opportunities to purchase FFELP loan portfolios and/or expand its current level of guarantee and third party FFELP servicing volume on behalf of current FFELP participants looking to adjust their FFELP businesses.

Continue to Grow and Diversify Fee-Based Revenue

The Company has expanded products and services generated from businesses that are not dependent upon the FFEL Program, thereby reducing legislative and political risk related to the education lending industry. Revenues from these businesses are primarily generated from products and services offered in the Company’s Tuition Payment Processing and Campus Commerce and Enrollment Services operating segments. In addition, in September 2009, the Company began servicing federally-owned student loans for the Department. The amount of federally-owned student loans originated through the Federal Direct Loan Program is expected to increase substantially, which will lead to an increase in servicing volume and related revenue for the Company. As shown below, revenue earned from the Company’s fee-based operating segments has grown $10.1 million (13.0%) and $53.6 million (17.6%) for the three months and year ended December 31, 2010 compared with the same periods in 2009.

	Three months ended
	December 31,	December 31,
	2010	2009	$ Change	% Change
Student Loan and Guaranty Servicing (a)	$37,626	32,745	4,881	14.9%
Tuition Payment Processing and Campus Commerce	15,128	13,526	1,602	11.8
Enrollment Services	34,784	31,209	3,575	11.5

Total revenue from fee-based businesses	$87,538	77,480	10,058	13.0%

	Year ended
	December 31,	December 31,
	2010	2009	$ Change	% Change
Student Loan and Guaranty Servicing (a)	$159,419	132,193	27,226	20.6%
Tuition Payment Processing and Campus Commerce	59,856	53,956	5,900	10.9
Enrollment Services	139,897	119,397	20,500	17.2

Total revenue from fee-based businesses	$359,172	305,546	53,626	17.6%

(a)
The Student Loan and Guaranty Servicing operating segment included $5.7 million and $33.4 million of revenue earned from rehabilitation collections on defaulted loans for the three months and year ended December 31, 2010, respectively, and $0.9 million and $7.8 million for the same periods in 2009, respectively.

Student Loan and Guaranty Servicing – Expected Revenue Growth

In June 2009, the Company was one of four private sector companies awarded a student loan servicing contract by the Department to provide additional servicing capacity for loans owned by the Department. These loans include Federal Direct Loan Program loans originated directly by the Department and FFEL Program loans purchased by the Department. The contract spans five years, with one five-year renewal at the option of the Department. In September 2009, the Department began assigning FFEL purchased loans to the four servicers. Beginning with the second year of servicing in June 2010, the Department began allocating new loan volume originated under the Federal Direct Loan Program among the four servicers based on five equally weighted performance metrics.

•
Three metrics measure the satisfaction among separate customer groups, including borrowers, financial aid personnel at postsecondary schools participating in the federal student loan program, and Federal Student Aid and other federal agency personnel or contractors who work with the servicers.

•	Two performance metrics measure the success of default prevention efforts as reflected by the percentage of borrowers and percentage of dollars in each servicer’s portfolio that go into default.

Based on the first year of survey results, the Company will be allocated 16% of the new loan volume originated by the Department for the period from August 15, 2010 through August 14, 2011 (the second year of the servicing contract). The Department projects it will originate new loans for 6 million borrowers in total during the second year of this contract, which will then be allocated to the four servicers. As of December 31, 2010, the Company was servicing $30.3 billion of loans for 2.8 million borrowers under this contract. During 2010, the Company earned $29.9 million in revenue under this contract.

The Student Loan and Guaranty Servicing operating segment also develops student loan servicing software, which is used internally by the Company and also licensed to third party student loan holders and servicers.  In addition, the Company is offering a hosted servicing software solution to third parties that can be used by third parties to service various types of student loans including Federal Direct Program and FFEL Program loans.  Currently, the Company has agreements with third parties, including a contract with an incumbent Direct Loan Program service provider, to add more than 12 million borrowers to its hosted servicing software solution by the end of 2011.

Manage Operating Costs

As shown below, excluding the litigation settlement, the cost to provide enrollment services, restructure and impairment charges, and collection costs related to loan rehabilitation revenue, operating expenses increased $10.2 million (14.7%) and $19.0 million (6.6%) for the three months and year ended December 31, 2010 compared with the same periods in 2009.  Operating expenses increased $6.1 million (8.2%) for the three months ended December 31, 2010 compared with the three months ended September 30, 2010. These increases are due to incurring additional costs to support the increase in revenue at the Company’s fee-based operating segments. A significant portion of the increase is due to an increase in operating costs in the Student Loan and Guaranty Servicing operating segment as a direct result of supporting the government servicing volume increase.

	Three months ended
	December 31,	December 31,
	2010	2009	$ Change	% Change

Salaries and benefits	$43,320	37,963	5,357	14.1%
Other expenses (a)	36,571	31,712	4,859	15.3
Operating expenses, excluding the cost to provide enrollment services, restructure and impairment charges, and
collection costs related to loan rehabilitation revenue	79,891	69,675	$10,216	14.7%
Cost to provide enrollment services	21,802	18,718
Restructure expense	—	1,354
Impairment expense	26,599	32,728
Collection costs related to loan rehabilitation revenue (b)	2,982	569
Total operating expenses	$131,274	123,044

	Three months ended
	December 31,	September 30,
	2010	2010	$ Change	% Change

Salaries and benefits	$43,320	41,085	2,235	5.4%
Other expenses (a)	36,571	32,750	3,821	11.7
Operating expenses, excluding the litigation settlement, the cost to provide enrollment services, restructure and impairment charges,
and collection costs related to loan rehabilitation revenue	79,891	73,835	$6,056	8.2%
Litigation settlement	—	55,000
Cost to provide enrollment services	21,802	23,709
Restructure expense	—	4,751
Impairment expense	26,599	—
Collection costs related to loan rehabilitation revenue (b)	2,982	2,992
Total operating expenses	$131,274	160,287

	Year ended
	December 31,	December 31,
	2010	2009	$ Change	% Change

Salaries and benefits	$166,011	151,285	14,726	9.7%
Other expenses (a)	138,868	134,597	4,271	3.2
Operating expenses, excluding the litigation settlement, the cost to provide enrollment services, restructure and impairment charges,
and collection costs related to loan rehabilitation revenue	304,879	285,882	$18,997	6.6%
Litigation settlement	55,000	—
Cost to provide enrollment services	91,647	74,926
Restructure expense	6,020	7,982
Impairment expense	26,599	32,728
Collection costs related to loan rehabilitation revenue (b)	19,341	4,115
Total operating expenses	$503,486	405,633

(a)	Excludes the litigation settlement, the cost to provide enrollment services, restructure and impairment charges, and collection costs related to loan rehabilitation revenue.

(b)
The Company incurred collection costs directly related to revenue earned from rehabilitation loans. These costs are included in “other expenses” in the condensed consolidated statements of operations and are shown separately in the above tables for comparability purposes for the periods shown.

Impairment charges

Included in operating expenses in the fourth quarter of 2010 is an impairment charge related to an impairment of goodwill. As a result of the 2010 goodwill impairment test performed annually on November 30, the Company recorded impairment charges at two reporting units included in the Enrollment Services operating segment.  These charges consisted of $23.9 million related to its interactive marketing business and $2.7 million related to its list marketing business. Recent legislation and related public scrutiny has negatively affected current and projected enrollments at for-profit schools.  These factors may impact future revenue, operating margins, and cash flows related to the Company’s interactive marketing business. The Company’s list marketing business continues to be negatively affected by the economic recession and deterioration of the direct-to-consumer market.

Maximize the Value of Existing Portfolio

Fixed rate floor income

Loans originated prior to April 1, 2006 generally earn interest at the higher of a floating rate based on the Special Allowance Payment or the SAP formula set by the Department and the borrower rate, which is fixed over a period of time.  The SAP formula is based on an applicable index plus a fixed spread that is dependent upon when the loan was originated, the loan’s repayment status, and funding sources for the loan.  The Company generally finances its student loan portfolio with variable rate debt.  In low and/or declining interest rate environments, when the fixed borrower rate is higher than the rate produced by the SAP formula, the Company’s student loans earn at a fixed rate while the interest on the variable rate debt typically continues to decline.  In these interest rate environments, the Company earns additional spread income that it refers to as floor income.  For loans where the borrower rate is fixed to term, the Company earns floor income for an extended period of time, which the Company refers to as fixed rate floor income.

The Company’s core student loan spread (variable student loan spread including fixed rate floor contribution) and variable student loan spread (net interest margin excluding fixed rate floor income) is summarized below.

(a)
The interest earned on the majority of the Company’s FFELP student loan assets is indexed to the three-month commercial paper index. The Company funds the majority of its assets with three-month LIBOR indexed floating rate securities. The relationship between these two indices has a significant impact on student loan spread. This table (the right axis) shows the difference between the average three-month LIBOR and commercial paper indices.

As reflected in the previous table, the Company’s core and variable student loan spread increased in 2010 compared with 2009.  The Company’s variable student loan spread increased in 2010 as a result of the tightening of the commercial paper rate, which is the primary rate the Company earns on its student loan portfolio, and the LIBOR rate, which is the primary rate the Company pays to fund its student loan assets.

The primary difference between variable student loan spread and core student loan spread is fixed rate floor income.  A summary of fixed rate floor income and its contribution to core spread follows.

	Year ended December 31,
	2010	2009

Fixed rate floor income, gross	$151,861	147,107

Derivative settlements (a)	(19,618)	(2,009)

Fixed rate floor income, net	$132,243	145,098

Fixed rate floor income
contribution to spread, net	0.52%	0.58%

(a)	Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

The high levels of fixed rate floor income earned during 2010 and 2009 are due to historically low interest rates.  If interest rates remain low, the Company anticipates continuing to earn significant fixed rate floor income in future periods.  The Company uses interest rate swap derivatives to hedge loans earning fixed rate floor income.

Future Cash Flow from Portfolio

The majority of the Company’s portfolio of student loans is funded in asset-backed securitizations that are structured to substantially match the maturity of the funded assets, thereby minimizing liquidity risk. In addition, due to (i) the difference between the yield the Company receives on the loans and cost of financing within these transactions, and (ii) the excess servicing and administration fees the Company earns from these transactions, the Company has created a portfolio that will generate earnings and significant cash flow over the life of these transactions.

As of December 31, 2010, based on cash flow models developed to reflect management’s current estimate of, among other factors, prepayments, defaults, deferment, forbearance, and interest rates, the Company currently expects future undiscounted cash flows from its portfolio to be approximately $1.61 billion as detailed below.

The forecasted cash flow presented below includes all loans currently funded in asset-backed securitizations.  As of December 31, 2010, the Company had $21.0 billion of loans included in asset-backed securitizations, which represented 88 percent of its total FFELP student loan portfolio classified as held for investment.  The forecasted cash flow does not include cash flows that the Company expects to receive related to loans funded through the Department’s Conduit Program and other warehouse facilities or loans originated and/or acquired subsequent to December 31, 2010.

(a)	The Company uses various assumptions, including prepayments and future interest rates, when preparing its cash flow forecast. These assumptions are further discussed below.

Prepayments:  The primary variable in establishing a life of loan estimate is the level and timing of prepayments. Prepayment rates equal the percentage of loans that prepay annually as a percentage of the beginning of period balance, net of scheduled principal payments.  A number of factors can affect estimated prepayment rates, including the level of consolidation activity and default rates.  Should any of these factors change, management may revise its assumptions, which in turn would impact the projected future cash flow. The Company’s cash flow forecast above assumes prepayment rates that are generally consistent with those utilized in recent asset-backed securities transactions. If management used a prepayment rate assumption two times greater than what was used to forecast the cash flow, the cash flow forecast would be reduced by approximately $330 million to $390 million.

Interest rates:  The Company funds the majority of its student loans with three-month LIBOR (“LIBOR”) indexed floating rate securities.  Meanwhile, the interest earned on the Company’s student loan assets are indexed primarily to a commercial paper rate (“CP”).  The different interest rate characteristics of the Company’s loan assets and liabilities funding these assets result in basis risk.  The Company’s cash flow forecast assumes LIBOR will exceed CP by 12 basis points for the life of the portfolio, which approximates the historical relationship between these indices.  If the forecast is computed assuming a spread of 24 basis points between CP and LIBOR for the life of the portfolio, the cash flow forecast would be reduced by approximately $100 million to $140 million.

The Company uses the current forward interest rate yield curve to forecast cash flows.  A change in the forward interest rate curve would impact the future cash flows generated from the portfolio.  An increase in future interest rates will reduce the amount of fixed rate floor income the Company is currently receiving.  The Company attempts to mitigate the impact of a rise in short-term rates by hedging interest rate risks. As of December 31, 2010, the net fair value of the Company’s interest rate derivatives used to hedge loans earning fixed rate floor income was a negative $4.8 million.

FFELP 2009-2010 Academic Year Originations

During 2010, the Company recognized a pre-tax gain of $33.8 million when it sold $2.1 billion of 2009-2010 academic year loans to the Department under the Department’s Purchase Program.

Use Liquidity to Capitalize on Market Opportunities

The Company has used and will continue to use its improved liquidity position to capitalize on market opportunities, including debt repurchases, student loan purchases, and stock repurchases, as discussed further below.

Debt Repurchases

During 2010, the Company used operating cash to repurchase outstanding debt as summarized below. Due to improvements in the capital markets, the opportunities for the Company to repurchase debt at less than par are becoming more limited.

	Asset-backed securities			Junior Subordinated Hybrid Securities
	Notional amount	Purchase price	Gain	Notional amount	Purchase price	Gain

Three months ended March 31, 2010	$274,250	264,073	10,177	—	—	—

Three months ended June 30, 2010	117,775	109,016	8,759	—	—	—

Three months ended September 30, 2010	85,675	80,712	4,963	34,995	30,073	4,922

Three months ended December 31, 2010	213,050	196,988	16,062	—	—	—

Year ended December 31, 2010	$690,750	650,789	39,961	34,995	30,073	4,922

Student Loan Purchases

During 2010, the Company purchased $2.7 billion (par value) of student loans.  The Company believes there will be additional opportunities to purchase FFELP loan portfolios and/or expand its current level of guarantee and third party FFELP servicing volume from current FFELP participants looking to modify their involvement and/or exit the market.

Stock Repurchases

During 2010, the Company repurchased and retired 1.9 million shares of its Class A common stock for $39.8 million (average price per share of $21.33) as summarized below.

		Purchase	Average price of
	Total shares	Price	shares repurchased
	repurchased	(in thousands)	(per share)

Three months ended March 31, 2010	12,936	$236	$18.28

Three months ended June 30, 2010	663,443	12,821	19.33

Three months ended September 30, 2010	1,184,261	26,615	22.47

Three months ended December 31, 2010	5,692	132	23.26

Year ended December 31, 2010	1,866,332	$39,804	$21.33

Subsequent Use of Liquidity – Unsecured Debt

Subsequent to December 31, 2010, the Company used operating cash to repurchase $62.6 million (par value) of Junior Subordinated Hybrid Securities for $55.7 million.  The Company recognized a pre-tax gain of $6.9 million as a result of this debt repurchase, which will be included in the Company’s operating results for the quarter ending March 31, 2011.

In addition, subsequent to December 31, 2010, the Company paid $325.0 million on its unsecured line of credit.  After making these payments, as of February 28, 2011, the outstanding balance on the Company’s unsecured line of credit was $125.0 million.

Non-GAAP Performance Measures

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the Company prepares financial statements in accordance with generally accepted accounting principles (“GAAP”).  In addition to evaluating the Company’s GAAP-based financial information, management also evaluates the Company on a non-GAAP performance measure referred to as “base net income.”  While “base net income” is not a substitute for reported results under GAAP, the Company provides “base net income” as additional information regarding its financial results.

“Base net income” is the primary financial performance measure used by management to develop financial plans, establish corporate performance targets, allocate resources, track results, evaluate performance, and determine incentive compensation.  The Company’s board of directors utilizes “base net income” to set performance targets and evaluate management’s performance.  The Company also believes analysts, rating agencies, and creditors use “base net income” in their evaluation of the Company’s results of operations.  While “base net income” is not a substitute for reported results under GAAP, the Company utilizes “base net income” in operating its business because “base net income” permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the Company’s performance that arises from certain items that are primarily affected by factors beyond the control of management.  Management believes “base net income” provides additional insight into the financial performance of the core business activities of the Company’s operations.

The following table provides a reconciliation of GAAP net income (loss) to “base net income”.

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009

GAAP net income (loss)	$85,087	(368)	59,063	189,034	139,125
Base adjustments:
Derivative market value and foreign currency adjustments	(39,518)	32,805	(5,265)	(3,587)	30,802
Amortization of intangible assets	4,641	5,355	4,998	22,744	22,249
Compensation related to business combinations	—	—	—	—	159
Variable rate floor income, net of settlements on derivatives	—	—	—	—	(7,502)
Total base adjustments before income taxes	(34,877)	38,160	(267)	19,157	45,708
Net tax effect	13,254	(14,501)	91	(7,280)	(16,227)
Total base adjustments	(21,623)	23,659	(176)	11,877	29,481

Base net income	$63,464	23,291	58,887	200,911	168,606

Earnings (loss) per share:
GAAP net income (loss)	$1.76	(0.01)	1.18	3.82	2.79
Adjustment for application of the two-class method
of computing earnings per share (a)	0.01	—	0.01	0.03	0.02
Total base adjustments	(0.45)	0.48	—	0.24	0.60

Base net income	$1.32	0.47	1.19	4.09	3.41

(a)
On January 1, 2009, the Company began applying the two-class method of computing earnings per share. The two-class method requires the calculation of separate earnings per share amounts for unvested share-based awards and for common stock. Unvested share-based awards that contain nonforfeitable rights to dividends are considered securities which participate in undistributed earnings with common stock. GAAP net earnings per share in the above table represents earnings per share attributable to common stockholders.  The adjustment to base net income reflects the earnings allocated to unvested restricted stockholders.

The following table summarizes the impact to base net income from a litigation settlement and restructuring and impairment charges recognized by the Company.

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009

Base net income	$63,464	23,291	58,887	200,911	168,606
Adjusted base adjustments:
Litigation settlement		55,000	—	55,000	—
Restructure expense	—	4,751	1,354	6,020	7,982
Impairment expense	26,599	—	32,728	26,599	32,728
Adjusted base adjustments before income taxes	26,599	59,751	34,082	87,619	40,710
Net tax effect	(10,108)	(22,705)	(11,620)	(33,295)	(14,452)
Total adjusted base adjustments	16,491	37,046	22,462	54,324	26,258

Base net income, excluding the litigation settlement and
restructure and impairment charges	$79,955	60,337	81,349	255,235	194,864

Earnings per share:
Base net income	$1.32	0.47	1.19	4.09	3.41
Total adjusted base adjustments	0.34	0.76	0.45	1.11	0.53

Base net income, excluding the litigation settlement and
restructure and impairment charges	$1.66	1.23	1.64	5.20	3.94

Limitations of Base Net Income

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons discussed above, management believes that “base net income” is an important additional tool for providing a more complete understanding of the Company’s results of operations.  Nevertheless, “base net income” is subject to certain general and specific limitations that investors should carefully consider.  For example, as stated above, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.  The Company’s “base net income” is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies.  Investors, therefore, may not be able to compare the Company’s performance with that of other companies based upon “base net income”.  “Base net income” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely monitored and used by the Company’s management and board of directors to assess performance and information which the Company believes is important to analysts, rating agencies, and creditors.

Other limitations of “base net income” arise from the specific adjustments that management makes to GAAP results to derive “base net income” results.  These differences are described below.

Differences between GAAP and Base Net Income

Management’s financial planning and evaluation of operating results does not take into account the following items because their volatility and/or inherent uncertainty affect the period-to-period comparability of the Company’s results of operations.  A more detailed discussion of the differences between GAAP and “base net income” follows.

Derivative market value and foreign currency adjustments:  “Base net income” excludes the periodic unrealized gains and losses that are caused by the change in fair value on derivatives used in the Company’s risk management strategy in which the Company does not qualify for “hedge treatment” under GAAP. As such, the Company recognizes changes in fair value of derivative instruments currently in earnings.  The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility.  Derivative instruments primarily used by the Company to manage interest rate risks include interest rate swaps and basis swaps.  Management has structured the majority of the Company's derivative transactions with the intent that each is economically effective. However, the Company does not qualify its derivatives for “hedge treatment,” and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item.  The Company believes these point-in-time estimates of asset and liability values that are subject to interest rate fluctuations make it difficult to evaluate the ongoing results of operations against its business plan and affect the period-to-period comparability of the results of operations.  Included in “base net income” are the economic effects of the Company’s derivative instruments, which includes any cash paid or received being recognized as an expense or revenue upon actual derivative settlements.  These settlements are included in “derivative settlements, net” on the attached condensed consolidated statements of operations.

“Base net income” excludes the foreign currency transaction gains or losses caused by the re-measurement of the Company’s Euro-denominated bonds to U.S. dollars.  In connection with the issuance of the Euro-denominated bonds, the Company has entered into cross-currency interest rate swaps.  Under the terms of these agreements, the principal payments on the Euro-denominated notes will effectively be paid at the exchange rate in effect at the issuance date of the bonds.  The cross-currency interest rate swaps also convert the floating rate paid on the Euro-denominated bonds (EURIBOR index) to an index based on LIBOR.   Included in “base net income” are the economic effects of any cash paid or received being recognized as an expense or revenue upon actual settlements of the cross-currency interest rate swaps. These settlements are included in “derivative settlements, net” on the attached condensed consolidated statements of operations.  However, the gains or losses caused by the re-measurement of the Euro-denominated bonds to U.S. dollars and the change in market value of the cross-currency interest rate swaps are excluded from “base net income” as the Company believes the point-in-time estimates of value that are subject to currency rate fluctuations related to these financial instruments make it difficult to evaluate the ongoing results of operations against the Company’s business plan and affect the period-to-period comparability of the results of operations.  The re-measurement of the Euro-denominated bonds generally correlates with the change in fair value of the cross-currency interest rate swaps.  However, the Company will experience unrealized gains or losses related to the cross-currency interest rate swaps if the two underlying indices (and related forward curve) do not move in parallel.

The gains and/or losses included in “derivative market value and foreign currency adjustments” on the attached condensed consolidated statements of operations are primarily caused by interest rate and currency volatility, as well as the volume and terms of derivatives not receiving hedge treatment.  “Base net income” excludes these unrealized gains and losses and isolates the effect of interest rate and currency volatility related to the fair value of such instruments during the period.  Under GAAP, the effects of these factors on the fair value of the derivative instruments (but not the underlying hedged item) tend to show more volatility in the short term.

Amortization of intangible assets:  “Base net income” excludes the amortization of acquired intangibles, which arises primarily from the acquisition of definite life intangible assets in connection with the Company’s acquisitions, since the Company feels that such charges do not drive the Company’s operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.

Compensation related to business combinations:  The Company has structured certain business combinations in which the consideration paid has been dependent on the sellers’ continued employment with the Company.  As such, the value of the consideration paid is recognized as compensation expense by the Company over the term of the applicable employment agreement.  “Base net income” excludes this expense because the Company believes such charges do not drive its operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.  If the Company did not enter into the employment agreements in connection with the acquisition, the amount paid to these former shareholders of the acquired entity would have been recorded by the Company as additional consideration of the acquired entity, thus, not having an effect on the Company’s results of operations.  The compensation expense related to these existing agreements was fully expensed in 2009.

Variable rate floor income, net of settlements on derivatives:  Loans that reset annually on July 1 can generate excess spread income compared with the rate based on the special allowance payment formula in declining interest rate environments.  The Company refers to this additional income as variable-rate floor income.  The Company excludes variable-rate floor income, net of settlements paid on derivatives used to hedge student loan assets earning variable-rate floor income, from its “base net income” since the timing and amount of variable-rate floor income (if any) is uncertain, it has been eliminated by legislation for all loans originated on and after April 1, 2006, and it is in excess of expected spreads.  In addition, because variable-rate floor income is subject to the underlying rate for the subject loans being reset annually on July 1, it is a factor beyond the Company’s control which can affect the period-to-period comparability of results of operations.

Operating Segments

The Company earns fee-based revenue through its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments.  In addition, the Company earns net interest income on its student loan portfolio in its Asset Generation and Management operating segment. The Company’s operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. In the first quarter of 2010, internal reporting to executive management (the “chief operating decision maker”) changed to reflect operational changes made within the organization. The operations of various segments changed in the first quarter of 2010 in order for the Company to capitalize on external servicing opportunities while obtaining maximum operating leverage. The change in operating results reviewed by management changed the operating segments historically reported by the Company.  The operational and internal reporting changes included moving the majority of software and information technology products and services and related expenses to the Student Loan and Guaranty Servicing operating segment.  The internal and external revenue and expenses related to these products and services were historically included within Corporate Activities and the former Software and Technical Services operating segment.  The Software and Technical Services operating segment no longer meets the definition of an operating segment as described in the Accounting Standards Codification (“ASC”) Topic 280, Segment Reporting.  Prior period segment operating results were restated to conform to the current period presentation.

The accounting policies of the Company’s operating segments are the same as those described in the summary of significant accounting policies.  Intersegment revenues are charged by a segment to another segment that provides the product or service.  Intersegment revenues and expenses are included within each segment consistent with the income statement presentation provided to management.  Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information. In 2010, the Company began allocating certain corporate overhead expenses to the individual operating segments.  These expenses include certain corporate activities related to executive management, human resources, accounting, legal, occupancy, and marketing. These costs are allocated to each operating segment based on estimated use of such activities and services. These allocations were not made in 2009, and thus are not reflected in the 2009 segment operating results.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources.  Management, including the Company’s chief operating decision maker, evaluates the performance of the Company’s operating segments based on their profitability.  As discussed further below, management measures the profitability of the Company’s operating segments based on “base net income.”  Accordingly, information regarding the Company’s operating segments is provided based on “base net income.”  The Company’s “base net income” is not a defined term within generally accepted accounting principles (“GAAP”) and may not be comparable to similarly titled measures reported by other companies.  Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.

Fee-Based Operating Segments

Student Loan and Guaranty Servicing

The following are the primary service offerings the Company offers as part of its Student Loan and Guaranty Servicing segment:

•	Originating and servicing FFELP loans
•	Originating and servicing non-federally insured student loans
•	Servicing federally-owned student loans for the Department of Education
•	Servicing and outsourcing services for guaranty agencies
•	Student loan servicing software and other information technology products and services

The Student Loan and Guaranty Servicing operating segment provides for the servicing of the Company’s student loan portfolios and the portfolios of third parties. The loan servicing activities include loan origination activities, loan conversion activities, application processing, borrower updates, payment processing, due diligence procedures, and claim processing. These activities are performed internally for the Company’s portfolio in addition to generating external fee revenue when performed for third party clients.

In June 2009, the Department named the Company as one of four private sector companies awarded a servicing contract to service federally-owned student loans. In September 2009, the Company began servicing loans under this contract. The contract spans five years, with one five-year renewal at the option of the Department. Servicing loans under this contract will increase revenue earned by this segment.  However, as the portfolio ages, operating margins under this contract are expected to be lower than historical levels achieved.

This operating segment also provides servicing activities for guarantee agencies. These activities include providing software and data center services, borrower and loan updates, default aversion tracking services, claim processing services, and post-default collection services.

This operating segment also develops student loan servicing software, which is used internally by the Company and also licensed to third party student loan holders and servicers. In addition, this operating segment provides information technology products and services, with core areas of business in educational loan software solutions, technical consulting services, and Enterprise content management solutions.

In addition, the Company is offering a hosted servicing software solution to third parties that can be used by third parties to service various types of student loans including Federal Direct Program and FFEL Program loans.  Currently, the Company has agreements with third parties, including a contract with an incumbent Direct Loan Program service provider, to add more than 12 million borrowers to its hosted servicing software solution by the end of 2011.

Student Loan and Guaranty Servicing – Segment Summary of Results

Significant items impacting 2010 operating results include:

•	$29.9 million of government servicing revenue earned in 2010, growth of number of borrowers to 2.8 million, and growth of loan volume to $30.3 billion under this contract.

•	$33.4 million of guaranty servicing revenue earned in 2010 from rehabilitation collections on defaulted loan assets.

Tuition Payment Processing and Campus Commerce

The Company’s Tuition Payment Processing and Campus Commerce operating segment provides products and services to help students and families manage the payment of education costs at all levels (K-12 and higher education).  It also provides innovative education-focused technologies, services, and support solutions to help schools with the everyday challenges of collecting and processing commerce data.

In the K-12 market the Company offers actively managed tuition payment plans as well as assistance with financial needs assessment, enrollment management, and donor management. The Company offers two principal products to the higher education market: actively managed tuition payment plans and campus commerce technologies and payment processing.

This segment of the Company’s business is subject to seasonal fluctuations which correspond, or are related to, the traditional school year. Tuition management revenue is recognized over the course of the academic term, but the peak operational activities take place in summer and early fall. Revenue associated with providing electronic commerce subscription services is recognized over the service period with the highest revenue months being July through September and December and January.  The Company’s operating expenses do not follow the seasonality of the revenues. This is primarily due to fixed year-round personnel costs and seasonal marketing costs.

Tuition Payment Processing and Campus Commerce – Segment Summary of Results

Significant items impacting 2010 operating results include:

•	$5.9 million (11.0%) increase in revenue from 2009 as a result of an increase in the number of managed tuition payment plans and campus commerce transactions processed.

Enrollment Services

The Enrollment Services operating segment offers products and services that are focused on helping colleges recruit and retain students (interactive and list marketing services) and helping students plan and prepare for life after high school (publishing services and resource centers). Interactive marketing products and services include agency of record services, qualified inquiry generation, pay per click, and other marketing management, along with school operations consulting and call center solutions. The majority of interactive marketing revenue is derived from fees which are earned through the delivery of qualified inquiries or clicks provided to colleges and universities. List marketing services include providing lists to help higher education institutions and businesses reach the middle school, high school, college bound high school, college, and young adult market place. Publishing services include test preparation study guides, school directories and databases, and career exploration guides.  Resource centers include online courses, scholarship search and selection data, career planning, and on-line information about colleges and universities.

Approximately 95% of interactive marketing revenue included in this segment is generated from for-profit schools. The revenue and margins of the Enrollment Services operating segment could be negatively impacted by decelerations in growth rates and declines in enrollments at for-profit schools.

Enrollment Services – Segment Summary of Results

Significant items impacting 2010 operating results include:

•	$26.6 million goodwill impairment charge related to the interactive marketing business ($23.9 million) and list marketing business ($2.7 million).

•	$20.5 million (17.2%) increase in revenue as a result of an increase in interactive marketing services volume.

•	$3.7 million increase in operating expenses due to accelerating the amortization of student list costs in 2010.

Asset Generation and Management Operating Segments

The Asset Generation and Management Operating Segment includes the origination, acquisition, management, and ownership of the Company’s student loan assets, which has historically been the Company’s largest product and service offering. The Company generates a substantial portion of its earnings from the spread, referred to as the Company’s student loan spread, between the yield it receives on its student loan portfolio and the costs associated with originating, acquiring, and financing its portfolio. The Company generates student loan assets through direct origination or through acquisitions. The student loan assets are held in a series of education lending subsidiaries designed specifically for this purpose. In addition to the student loan portfolio, all costs and activity associated with the generation of assets, funding and servicing of those assets, and maintenance of the debt transactions are included in this segment.

On March 30, 2010, President Obama signed into law the Reconciliation Act of 2010. Effective July 1, 2010, this law prohibits new loan originations under the FFEL Program and requires that all new federal loan originations be made through the Direct Loan Program. If a first disbursement has been made on a FFELP loan prior to July 1, 2010, subsequent disbursements of that loan may still be made under the FFELP. The new law does not alter or affect the terms and conditions of existing FFELP loans. As a result of the Reconciliation Act of 2010, the Company no longer originates FFELP loans.

Asset Generation and Management – Segment Summary of Results

Significant items impacting 2010 operating results include:

•
Continued recognition of significant fixed rate floor income of $132.2 million (net of settlement payments on derivatives used to hedge student loans earning floor income of $19.6 million) due to historically low interest rates.

•	A gain of $33.8 million from the sale of $2.1 billion of student loans under the Department’s Purchase Program.

•	A gain of $40.0 million from the purchase of $690.8 million of the Company’s asset-backed securities.

•	Improved student loan spread compared to 2009 as a result of significant tightening of the CP/LIBOR spread.

•	The purchase of $2.7 billion of FFELP student loans from various third parties.

Corporate Activity and Overhead

Corporate Activity and Overhead in the following tables primarily includes the following items:

•	Income earned on certain investment activities
•	Interest expense incurred on unsecured debt transactions
•	Other products and service offerings that are not considered operating segments

Corporate Activities also includes certain corporate activities and overhead functions related to executive management, human resources, accounting, legal, occupancy, and marketing. Beginning in 2010, these costs were allocated to each operating segment based on estimated use of such activities and services.

Segment Operating Results

	Three months ended December 31, 2010
	Fee-Based
		Tuition
	Student	Payment
	Loan	Processing			Asset	Corporate	Eliminations		Adjustments	GAAP
	and	and		Total	Generation	Activity	and	Base	to	Results
	Guaranty	Campus	Enrollment	Fee-	and	and	Reclassifi-	net	GAAP	of
	Servicing	Commerce	Services	Based	Management	Overhead	cations	income	Results	Operations

Total interest income	$19	8	—	27	149,383	2,670	(1,230)	150,850	—	150,850
Interest expense	—	—	—	—	51,276	4,469	(1,230)	54,515	—	54,515
Net interest income (loss)	19	8	—	27	98,107	(1,799)	—	96,335	—	96,335

Less provision for loan losses	—	—	—	—	6,000	—	—	6,000	—	6,000
Net interest income (loss) after provision for loan losses	19	8	—	27	92,107	(1,799)	—	90,335	—	90,335

Other income (expense):
Loan and guaranty servicing revenue	33,126	—	—	33,126	—	—	—	33,126	—	33,126
Intersegment servicing revenue	21,771	—	—	21,771	—	—	(21,771)	—	—	—
Tuition payment processing and campus commerce revenue	—	15,120	—	15,120	—	—	—	15,120	—	15,120
Enrollment services revenue	—	—	34,784	34,784	—	—	—	34,784	—	34,784
Software services revenue	4,481	—	—	4,481	—	—	—	4,481	—	4,481
Other income	—	—	—	—	4,525	1,597	—	6,122	—	6,122
Gain on sale of loans and debt repurchases, net	—	—	—	—	49,810	—	—	49,810	—	49,810
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	39,518	39,518
Derivative settlements, net	—	—	—	—	(5,405)	(473)	—	(5,878)	—	(5,878)
Total other income (expense)	59,378	15,120	34,784	109,282	48,930	1,124	(21,771)	137,565	39,518	177,083

Operating expenses:
Salaries and benefits	25,702	7,316	6,167	39,185	826	3,309	—	43,320	—	43,320
Cost to provide enrollment services	—	—	21,802	21,802	—	—	—	21,802	—	21,802
Other expenses	16,064	3,429	31,332	50,825	2,602	8,084	—	61,511	4,641	66,152
Intersegment expenses, net	1,063	953	686	2,702	22,267	(3,198)	(21,771)	—	—	—
Total operating expenses	42,829	11,698	59,987	114,514	25,695	8,195	(21,771)	126,633	4,641	131,274

Income (loss) before income taxes and corporate overhead allocation	16,568	3,430	(25,203)	(5,205)	115,342	(8,870)	—	101,267	34,877	136,144
Corporate overhead allocation	(1,507)	(502)	(502)	(2,511)	(2,512)	5,023	—	—	—	—
Income (loss) before income taxes	15,061	2,928	(25,705)	(7,716)	112,830	(3,847)	—	101,267	34,877	136,144
Income tax (expense) benefit	(5,723)	(1,113)	9,768	2,932	(42,875)	2,140	—	(37,803)	(13,254)	(51,057)
Net income (loss)	$9,338	1,815	(15,937)	(4,784)	69,955	(1,707)	—	63,464	21,623	85,087

Additional information:
Net income (loss)	$9,338	1,815	(15,937)	(4,784)	69,955	(1,707)	—	63,464	21,623	85,087
Plus: Impairment expense	—	—	26,599	26,599	—	—	—	26,599	—	26,599
Less: Net tax effect	—	—	(10,108)	(10,108)	—	—	—	(10,108)	—	(10,108)

Net income (loss), excluding impairment expense	$9,338	1,815	554	11,707	69,955	(1,707)	—	79,955	21,623	101,578

	Three months ended September 30, 2010
	Fee-Based
		Tuition
	Student	Payment
	Loan	Processing			Asset	Corporate	Eliminations		Adjustments	GAAP
	and	and		Total	Generation	Activity	and	Base	to	Results
	Guaranty	Campus	Enrollment	Fee-	and	and	Reclassifi-	net	GAAP	of
	Servicing	Commerce	Services	Based	Management	Overhead	cations	income	Results	Operations

Total interest income	$13	12	—	25	159,752	1,919	(1,240)	160,456	—	160,456
Interest expense	—	—	—	—	64,302	5,181	(1,240)	68,243	—	68,243
Net interest income (loss)	13	12	—	25	95,450	(3,262)	—	92,213	—	92,213

Less provision for loan losses	—	—	—	—	5,500	—	—	5,500	—	5,500
Net interest income (loss) after provision for loan losses	13	12	—	25	89,950	(3,262)	—	86,713	—	86,713

Other income (expense):
Loan and guaranty servicing revenue	33,464	—	—	33,464	—	—	—	33,464	—	33,464
Intersegment servicing revenue	20,045	—	—	20,045	—	—	(20,045)	—	—	—
Tuition payment processing and campus commerce revenue	—	14,527	—	14,527	—	—	—	14,527	—	14,527
Enrollment services revenue	—	—	36,439	36,439	—	—	—	36,439	—	36,439
Software services revenue	4,624	—	—	4,624	—	—	—	4,624	—	4,624
Other income	—	—	—	—	4,710	4,722	—	9,432	—	9,432
Gain on sale of loans and debt repurchases, net	—	—	—	—	4,963	4,922	—	9,885	—	9,885
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	(32,805)	(32,805)
Derivative settlements, net	—	—	—	—	(2,131)	(455)	—	(2,586)	—	(2,586)
Total other income (expense)	58,133	14,527	36,439	109,099	7,542	9,189	(20,045)	105,785	(32,805)	72,980

Operating expenses:
Salaries and benefits	22,682	6,652	6,142	35,476	1,054	4,615	(60)	41,085	—	41,085
Cost to provide enrollment services	—	—	23,709	23,709	—	—	—	23,709	—	23,709
Other expenses	18,583	2,383	4,180	25,146	2,937	62,055	—	90,138	5,355	95,493
Intersegment expenses, net	1,166	992	705	2,863	20,295	(3,173)	(19,985)	—	—	—
Total operating expenses	42,431	10,027	34,736	87,194	24,286	63,497	(20,045)	154,932	5,355	160,287

Income (loss) before income taxes and corporate overhead allocation	15,715	4,512	1,703	21,930	73,206	(57,570)	—	37,566	(38,160)	(594)
Corporate overhead allocation	(1,676)	(559)	(559)	(2,794)	(2,793)	5,587	—	—	—	—
Income (loss) before income taxes	14,039	3,953	1,144	19,136	70,413	(51,983)	—	37,566	(38,160)	(594)
Income tax (expense) benefit	(5,335)	(1,502)	(435)	(7,272)	(26,757)	19,754	—	(14,275)	14,501	226
Net income (loss)	$8,704	2,451	709	11,864	43,656	(32,229)	—	23,291	(23,659)	(368)

Additional information:
Net income (loss)	$8,704	2,451	709	11,864	43,656	(32,229)	—	23,291	(23,659)	(368)
Plus: Litigation settlement	—	—	—	—	—	55,000	—	55,000	—	55,000
Plus: Restructure expense	4,751	—	—	4,751	—	—	—	4,751	—	4,751
Less: Net tax effect	(1,805)	—	—	(1,805)	—	(20,900)	—	(22,705)	—	(22,705)

Net income (loss), excluding litigation settlement
and restructure expense	$11,650	2,451	709	14,810	43,656	1,871	—	60,337	(23,659)	36,678

	Three months ended December 31, 2009
	Fee-Based
		Tuition
	Student	Payment
	Loan	Processing			Asset	Corporate	Eliminations		Adjustments
	and	and		Total	Generation	Activity	and		to	GAAP
	Guaranty	Campus	Enrollment	Fee-	and	and	Reclassifi-	Base net	GAAP	Results of
	Servicing	Commerce	Services	Based	Management	Overhead	cations	income	Results	Operations

Total interest income	$10	5	—	15	136,013	1,461	(679)	136,810	—	136,810
Interest expense	—	—	—	—	51,084	5,857	(679)	56,262	—	56,262
Net interest income (loss)	10	5	—	15	84,929	(4,396)	—	80,548	—	80,548

Less provision for loan losses	—	—	—	—	6,000	—	—	6,000	—	6,000
Net interest income (loss) after provision for loan losses	10	5	—	15	78,929	(4,396)	—	74,548	—	74,548

Other income (expense):
Loan and guaranty servicing revenue	27,849	—	—	27,849	—	(382)	—	27,467	—	27,467
Intersegment servicing revenue	22,802	—	—	22,802	—	—	(22,802)	—	—	—
Tuition payment processing and campus commerce revenue	—	13,521	—	13,521	—	—	—	13,521	—	13,521
Enrollment services revenue	—	—	31,209	31,209	—	—	—	31,209	—	31,209
Software services revenue	4,740	—	—	4,740	—	—	—	4,740	—	4,740
Other income	146	—	—	146	4,195	1,830	—	6,171	—	6,171
Gain on sale of loans and debt repurchases, net	—	—	—	—	49,413	(153)	—	49,260	—	49,260
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	5,265	5,265
Derivative settlements, net	—	—	—	—	479	—	—	479	—	479
Total other income (expense)	55,537	13,521	31,209	100,267	54,087	1,295	(22,802)	132,847	5,265	138,112

Operating expenses:
Salaries and benefits	20,760	6,203	5,927	32,890	1,564	4,681	(1,172)	37,963	—	37,963
Cost to provide enrollment services	—	—	18,718	18,718	—	—	—	18,718	—	18,718
Other expenses	12,483	2,630	36,352	51,465	3,931	5,970	(1)	61,365	4,998	66,363
Intersegment expenses, net	1,522	773	378	2,673	21,963	(3,007)	(21,629)	—	—	—
Total operating expenses	34,765	9,606	61,375	105,746	27,458	7,644	(22,802)	118,046	4,998	123,044

Income (loss) before income taxes	20,782	3,920	(30,166)	(5,464)	105,558	(10,745)	—	89,349	267	89,616
Income tax (expense) benefit	(7,897)	(1,490)	11,463	2,076	(40,112)	7,574	—	(30,462)	(91)	(30,553)
Net income (loss)	$12,885	2,430	(18,703)	(3,388)	65,446	(3,171)	—	58,887	176	59,063

Additional information:
Net income (loss)	$12,885	2,430	(18,703)	(3,388)	65,446	(3,171)	—	58,887	176	59,063
Plus: Restructure expense	1,307	—	—	1,307	—	47	—	1,354	—	1,354
Plus: Impairment expense	—	—	32,728	32,728	—	—	—	32,728	—	32,728
Less: Net tax effect	(497)	—	(12,437)	(12,934)	—	1,314	—	(11,620)	—	(11,620)

Net income (loss), excluding restructure and impairment expense	$13,695	2,430	1,588	17,713	65,446	(1,810)	—	81,349	176	81,525

	Year ended December 31, 2010
	Fee-Based
		Tuition
	Student	Payment
	Loan	Processing			Asset	Corporate	Eliminations		Adjustments	GAAP
	and	and		Total	Generation	Activity	and	Base	to	Results
	Guaranty	Campus	Enrollment	Fee-	and	and	Reclassifi-	net	GAAP	of
	Servicing	Commerce	Services	Based	Management	Overhead	cations	income	Results	Operations

Total interest income	$62	32	—	94	600,098	8,109	(4,370)	603,931	—	603,931
Interest expense	—	—	—	—	215,339	21,891	(4,370)	232,860	—	232,860
Net interest income (loss)	62	32	—	94	384,759	(13,782)	—	371,071	—	371,071

Less provision for loan losses	—	—	—	—	22,700	—	—	22,700	—	22,700
Net interest income (loss) after provision for loan losses	62	32	—	94	362,059	(13,782)	—	348,371	—	348,371

Other income (expense):
Loan and guaranty servicing revenue	139,890	—	—	139,890	—	(254)	—	139,636	—	139,636
Intersegment servicing revenue	85,342	—	—	85,342	—	—	(85,342)	—	—	—
Tuition payment processing and campus commerce revenue	—	59,824	—	59,824	—	—	—	59,824	—	59,824
Enrollment services revenue	—	—	139,897	139,897	—	—	—	139,897	—	139,897
Software services revenue	18,948	—	—	18,948	—	—	—	18,948	—	18,948
Other income	519	—	—	519	18,639	12,152	—	31,310	—	31,310
Gain (loss) on sale of loans and debt repurchases, net	—	—	—	—	73,709	4,922	—	78,631	—	78,631
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	3,587	3,587
Derivative settlements, net	—	—	—	—	(13,336)	(928)	—	(14,264)	—	(14,264)
Total other income (expense)	244,699	59,824	139,897	444,420	79,012	15,892	(85,342)	453,982	3,587	457,569

Operating expenses:
Salaries and benefits	95,293	27,180	24,827	147,300	4,524	15,849	(1,662)	166,011	—	166,011
Cost to provide enrollment services	—	—	91,647	91,647	—	—	—	91,647	—	91,647
Other expenses	71,280	10,864	44,639	126,783	12,752	83,549	—	223,084	22,744	245,828
Intersegment expenses, net	5,221	3,579	2,461	11,261	85,278	(12,859)	(83,680)	—	—	—
Total operating expenses	171,794	41,623	163,574	376,991	102,554	86,539	(85,342)	480,742	22,744	503,486

Income (loss) before income taxes and corporate overhead allocation	72,967	18,233	(23,677)	67,523	338,517	(84,429)	—	321,611	(19,157)	302,454
Corporate overhead allocation	(5,856)	(1,952)	(1,952)	(9,760)	(9,759)	19,519	—	—	—	—
Income (loss) before income taxes	67,111	16,281	(25,629)	57,763	328,758	(64,910)	—	321,611	(19,157)	302,454
Income tax (expense) benefit	(25,502)	(6,189)	9,740	(21,951)	(124,928)	26,179	—	(120,700)	7,280	(113,420)
Net income (loss)	$41,609	10,092	(15,889)	35,812	203,830	(38,731)	—	200,911	(11,877)	189,034

Additional information:
Net income (loss)	$41,609	10,092	(15,889)	35,812	203,830	(38,731)	—	200,911	(11,877)	189,034
Plus: Litigation settlement	—	—	—	—	—	55,000	—	55,000	—	55,000
Plus: Restructure expense	6,040	—	—	6,040	—	(20)	—	6,020	—	6,020
Plus: Impairment expense	—	—	26,599	26,599	—	—	—	26,599	—	26,599
Less: Net tax effect	(2,295)	—	(10,108)	(12,403)	—	(20,892)	—	(33,295)	—	(33,295)

Net income (loss), excluding litigation settlement and
restructure and impairment charges	$45,354	10,092	602	56,048	203,830	(4,643)	—	255,235	(11,877)	243,358

	Year ended December 31, 2009
	Fee-Based
		Tuition
	Student	Payment
	Loan	Processing			Asset	Corporate	Eliminations		Adjustments	GAAP
	and	and		Total	Generation	Activity	and	Base	to	Results
	Guaranty	Campus	Enrollment	Fee-	and	and	Reclassifi-	net	GAAP	of
	Servicing	Commerce	Services	Based	Management	Overhead	cations	income	Results	Operations

Total interest income	$112	62	—	174	609,143	5,391	(2,003)	612,705	7,502	620,207
Interest expense	—	—	—	—	357,930	28,935	(2,003)	384,862	—	384,862
Net interest income (loss)	112	62	—	174	251,213	(23,544)	—	227,843	7,502	235,345

Less provision for loan losses	—	—	—	—	29,000	—	—	29,000	—	29,000
Net interest income (loss) after provision for loan losses	112	62	—	174	222,213	(23,544)	—	198,843	7,502	206,345

Other income (expense):
Loan and guaranty servicing revenue	110,273	—	—	110,273	—	(1,526)	—	108,747	—	108,747
Intersegment servicing revenue	85,048	—	—	85,048	—	—	(85,048)	—	—	—
Tuition payment processing and campus commerce revenue	—	53,894	—	53,894	—	—	—	53,894	—	53,894
Enrollment services revenue	—	—	119,397	119,397	—	—	—	119,397	—	119,397
Software services revenue	21,164	—	—	21,164	—	—	—	21,164	—	21,164
Other income	644	—	—	644	17,169	8,656	—	26,469	—	26,469
Gain (loss) on sale of loans and debt repurchases, net	—	—	—	—	63,676	13,155	—	76,831	—	76,831
Derivative market value, foreign currency, and put option adjustments	—	—	—	—	—	—	—	—	(30,802)	(30,802)
Derivative settlements, net	—	—	—	—	39,286	—	—	39,286	—	39,286
Total other income (expense)	217,129	53,894	119,397	390,420	120,131	20,285	(85,048)	445,788	(30,802)	414,986

Operating expenses:
Salaries and benefits	84,405	25,549	23,222	133,176	6,767	16,639	(5,456)	151,126	159	151,285
Cost to provide enrollment services	—	—	74,926	74,926	—	—	—	74,926	—	74,926
Other expenses	58,448	9,642	45,954	114,044	19,566	23,563	—	157,173	22,249	179,422
Intersegment expenses, net	4,299	2,563	1,566	8,428	81,335	(10,171)	(79,592)	—	—	—
Total operating expenses	147,152	37,754	145,668	330,574	107,668	30,031	(85,048)	383,225	22,408	405,633

Income (loss) before income taxes	70,089	16,202	(26,271)	60,020	234,676	(33,290)	—	261,406	(45,708)	215,698
Income tax (expense) benefit	(26,636)	(6,156)	9,984	(22,808)	(89,178)	19,186	—	(92,800)	16,227	(76,573)
Net income (loss)	$43,453	10,046	(16,287)	37,212	145,498	(14,104)	—	168,606	(29,481)	139,125

Additional information:
Net income (loss)	$43,453	10,046	(16,287)	37,212	145,498	(14,104)	—	168,606	(29,481)	139,125
Plus: Restructure expense	7,715	—	—	7,715	—	267	—	7,982	—	7,982
Plus: Impairment expense	—	—	32,728	32,728	—	—	—	32,728	—	32,728
Less: Net tax effect	(2,932)	—	(12,437)	(15,369)	—	917	—	(14,452)	—	(14,452)

Net income (loss), excluding restructure and impairment charges	$48,236	10,046	4,004	62,286	145,498	(12,920)	—	194,864	(29,481)	165,383

The adjustments required to reconcile from the Company’s “base net income” measure to its GAAP results of operations relate to differing treatments for derivatives, foreign currency transaction adjustments, amortization of intangible assets, and certain other items that management does not consider in evaluating the Company’s operating results.  See “Non-GAAP Performance Measures.”  The following tables reflect adjustments associated with these areas by operating segment and Corporate Activity and Overhead:

	Student	Tuition
	Loan	Payment		Asset	Corporate
	and	Processing		Generation	Activity
	Guaranty	and Campus	Enrollment	and	and
	Servicing	Commerce	Services	Management	Overhead	Total

	Three months ended December 31, 2010

Derivative market value and foreign currency adjustments	$—	—	—	(24,001)	(15,517)	(39,518)
Amortization of intangible assets	2,114	1,120	1,407	—	—	4,641
Compensation related to business combinations	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—
Net tax effect (a)	(803)	(426)	(535)	9,120	5,898	13,254

Total adjustments to GAAP	$1,311	694	872	(14,881)	(9,619)	(21,623)

	Three months ended September, 2010

Derivative market value and foreign currency adjustments	$—	—	—	24,966	7,839	32,805
Amortization of intangible assets	2,112	1,120	2,123	—	—	5,355
Compensation related to business combinations	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—
Net tax effect (a)	(803)	(426)	(807)	(9,487)	(2,978)	(14,501)

Total adjustments to GAAP	$1,309	694	1,316	15,479	4,861	23,659

	Three months ended December 31, 2009

Derivative market value and foreign currency adjustments	$—	—	—	(2,930)	(2,335)	(5,265)
Amortization of intangible assets	1,189	1,842	1,967	—	—	4,998
Compensation related to business combinations	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—
Net tax effect (a)	(452)	(700)	(747)	1,113	877	91

Total adjustments to GAAP	$737	1,142	1,220	(1,817)	(1,458)	(176)

	Year ended December 31, 2010

Derivative market value and foreign currency adjustments	$—	—	—	(3,046)	(541)	(3,587)
Amortization of intangible assets	8,576	5,756	8,412	—	—	22,744
Compensation related to business combinations	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—
Net tax effect (a)	(3,259)	(2,189)	(3,199)	1,157	210	(7,280)

Total adjustments to GAAP	$5,317	3,567	5,213	(1,889)	(331)	11,877

	Year ended December 31, 2009

Derivative market value and foreign currency adjustments	$—	—	—	34,569	(3,767)	30,802
Amortization of intangible assets	4,848	7,440	9,961	—	—	22,249
Compensation related to business combinations	—	—	—	—	159	159
Variable-rate floor income, net of settlements on derivatives	—	—	—	(7,502)	—	(7,502)
Net tax effect (a)	(1,842)	(2,827)	(3,787)	(10,285)	2,514	(16,227)

Total adjustments to GAAP	$3,006	4,613	6,174	16,782	(1,094)	29,481

(a)	Income taxes are based on 38% for the individual operating segments.

Student Loan Servicing Volumes (dollars in millions)

Company Owned	$24,136	$23,139	$24,378	$26,351	$26,183	$23,727

% of total	67.3%	61.6%	56.7%	55.3%	47.0%	38.6%

Number of borrowers:

Government
servicing:	—	441,913	1,055,896	1,530,308	2,510,630	2,804,502

FFELP
servicing:	2,266,866	2,311,558	2,327,016	2,329,150	2,227,288	1,912,748

Total:	2,266,866	2,753,471	3,382,912	3,859,458	4,737,918	4,717,250

Net interest income after provision for loan losses (net of settlements on derivatives)

The following table summarizes the components of “net interest income after provision for loan losses,” net of “derivative settlements, net” included in the attached condensed consolidated statements of operations.

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009

Student loan interest margin, net of
settlements on derivatives	$61,448	59,416	46,496	241,199	140,679
Fixed rate floor income, net of
settlements on derivatives	31,696	34,223	38,911	132,243	145,098
Variable-rate floor income, net of
settlements on derivatives	—	—	—	—	7,502
Investment interest	1,782	1,169	1,477	5,256	10,287
Corporate debt interest expense	(4,469)	(5,181)	(5,857)	(21,891)	(28,935)
Provision for loan losses	(6,000)	(5,500)	(6,000)	(22,700)	(29,000)

Net interest income after
provision for loan losses (net of
settlements on derivatives)	$84,457	84,127	75,027	334,107	245,631

Derivative Market Value and Foreign Currency Adjustments

The following table summarizes the components of “derivative market value and foreign currency adjustments” included in the attached condensed consolidated statements of operations.

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009

Change in fair value of derivatives - (expense) income	$17,405	73,663	(13,059)	(77,134)	6,852
Foreign currency transaction adjustment (re-measurement
of Euro notes) - (expense) income	22,113	(106,468)	18,324	80,721	(37,654)

Derivative market value and foreign currency adjustments - (expense) income	$39,518	(32,805)	5,265	3,587	(30,802)

Derivative Settlements, net

The following table summarizes the components of “derivate settlements, net” included in the attached condensed consolidated statements of operations.

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
Settlements:
Average/discrete basis swaps	$140	—	(224)	140	11,483
1/3 basis swaps	220	893	719	1,194	21,231
T-Bill/LIBOR basis swaps	(47)	—	—	(47)	—
Interest rate swaps - floor income hedges	(7,435)	(4,040)	(1,573)	(19,618)	(2,020)
Interest rate swaps - unsecured debt hedges	(253)	(242)	—	(495)	—
Cross-currency interest rate swaps	1,866	1,025	1,557	5,109	8,631
Other	(369)	(222)	—	(547)	(39)

Total settlements - (expense) income	$(5,878)	(2,586)	479	(14,264)	39,286

Student Loans Receivable

The tables below outline the components of the Company’s student loan portfolio:

	As of		As of		As of
	December 31, 2010		September 30, 2010		December 31, 2009
	Held for investment	Held for sale	Held for investment	Held for sale	Held for investment
Federally insured loans:
Stafford and other	$7,927,525	—	8,108,425	2,081,827	7,620,792
Consolidation	15,830,174	—	16,023,820	—	15,851,761
Total	23,757,699	—	24,132,245	2,081,827	23,472,553
Non-federally insured loans	26,370	84,987	126,923	—	163,321
	23,784,069	84,987	24,259,168	2,081,827	23,635,874
Unamortized loan discount/premiums and deferred origination costs, net	207,571	—	227,206	27,613	341,970
Allowance for loan losses – federally insured loans	(32,908)	—	(32,962)	—	(30,102)
Allowance for loan losses – non-federally insured loans	(10,718)	—	(17,250)	—	(20,785)
	$23,948,014	84,987	24,436,162	2,109,440	23,926,957

Student Loan Spread

The following table analyzes the student loan spread on the Company’s portfolio of student loans and represents the spread on assets earned in conjunction with the liabilities and derivative instruments used to fund the assets.

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
Variable student loan yield	2.65%	2.63%	2.61%	2.64%	2.87%
Consolidation rebate fees	(0.69)	(0.64)	(0.71)	(0.68)	(0.70)
Premium/discount and deferred origination costs amortization	(0.17)	(0.18)	(0.31)	(0.20)	(0.30)
Variable student loan net yield	1.79	1.81	1.59	1.76	1.87
Student loan cost of funds - interest expense	(0.81)	(0.94)	(0.83)	(0.83)	(1.40)
Student loan cost of funds - derivative settlements	0.03	0.03	0.03	0.03	0.16
Variable student loan spread	1.01	0.90	0.79	0.96	0.63
Variable rate floor income,
net of settlements on derivatives	—	—	—	—	(0.03)
Fixed rate floor income,
net of settlements on derivatives	0.52	0.51	0.65	0.52	0.58

Core student loan spread	1.53%	1.41%	1.44%	1.48%	1.18%

Average balance of student loans	$24,287,779	26,548,957	23,731,121	25,212,190	24,794,311
Average balance of debt outstanding	24,334,964	26,636,184	24,045,176	25,327,210	25,286,533

Fixed Rate Floor Income

The following table shows the Company’s student loan assets that are earning fixed rate floor income as of December 31, 2010:

			Balance of
	Borrower/	Estimated	assets earning
Fixed	lender	variable	fixed-rate
interest	weighted	conversion	floor income as of
rate range	average yield	rate	December 31, 2010

3.0 - 3.49%	3.21%	0.57%	$1,794,834
3.5 - 3.99%	3.65%	1.01%	1,837,021
4.0 - 4.49%	4.20%	1.56%	1,445,570
4.5 - 4.99%	4.72%	2.08%	800,815
5.0 - 5.49%	5.25%	2.61%	536,109
5.5 - 5.99%	5.67%	3.03%	324,713
6.0 - 6.49%	6.19%	3.55%	379,544
6.5 - 6.99%	6.70%	4.06%	339,231
7.0 - 7.49%	7.17%	4.53%	118,906
7.5 - 7.99%	7.71%	5.07%	208,309
8.0 - 8.99%	8.16%	5.52%	467,408
> 9.0%	9.04%	6.40%	272,819
			$8,525,279

(a) The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to variable rate. As of December 31, 2010, the short-term interest rate was 26 basis points.

The following table summarizes the outstanding derivatives instruments as of December 31, 2010 used by the Company to hedge fixed-rate student loan assets.

		Weighted
		average fixed
	Notional	rate paid by
Maturity	Amount	the Company (a)

2011	$4,300,000	0.53%
2012	3,950,000	0.67
2013	650,000	1.07
2015	100,000	2.26
2020	50,000	3.23
	$9,050,000	0.66%

(a) For all interest rate derivatives, the Company receives discrete